                               THIRD AMENDMENT TO
                          TENET HEALTHCARE CORPORATION
                       BOARD OF DIRECTORS RETIREMENT PLAN

     I, Scott M. Brown, the Secretary of Tenet Healthcare Corporation ("THC"), hereby certify that on July 30, 1997, the Board of Directors of THC approved the following amendment to the Tenet Healthcare Corporation Board of Directors Retirement Plan (the "Plan"):

1.   Section 3 of the Plan is hereby amended by the addition of the following
Section 3.7 at the end thereof:

          "3.7  ELECTION OF JOINT AND SURVIVOR ANNUITY.

               (a) Instead of receiving the benefit under this Plan in monthly installments over a ten-year period as provided in Section 3.1(a), a Participant may elect to receive the benefit in the form a Joint and Survivor Annuity, provided that, subject to Section 3.7(c) below, the Participant elects payment in such form at least one year prior to the date on which the Participant is entitled to commence receiving Plan benefits (the `Benefit Commencement Date'). The election shall be made by providing written notice of the election to the Committee on a form prescribed by the Committee. The election shall be revoked if: (i) the Participant provides written notice of such revocation to the Committee at least one year prior to the Benefit Commencement Date; or (ii) the Participant dies prior to the Benefit Commencement Date. If the Participant fails to make an election, the Participant shall receive the Normal Retirement benefit in monthly installments over a ten-year period as provided in Section 3.1(a).

               (b) For purposes of this Section 3.7, the term `Joint and Survivor Annuity' shall mean an annuity for the life of the Participant with a survivor annuity for the life of the Participant's Surviving Spouse. Each Participant electing a Joint and Survivor
     Annuity shall specify, at the time that the election under Section
     3.7(a) above is made, whether the survivor annuity portion of the Joint and Survivor Annuity shall be equal to (i) fifty percent (50%), or (ii) one hundred percent (100%), of the amount of the annuity that is payable monthly to the Participant during the joint lives of the Participant and spouse. Without limiting the generality of the foregoing, if neither the Participant nor the Surviving Spouse survives for at least ten years from the date of the Participant's retirement, following the death of the later to die of the Participant and the Surviving Spouse, the survivor annuity portion of the Joint and Survivor Annuity shall be paid for the remainder of such ten-year period following the Participant's retirement to a beneficiary designated by the Participant or, if no beneficiary is designated by the Participant, to the estate of the later to die of the Participant and the Surviving Spouse; provided, however, that the foregoing provisions in no way shall affect the right of the Surviving Spouse to continue to receive the Joint and Survivor Annuity for the remainder of the Surviving Spouse's life beyond such ten-year period. The Joint and Survivor Annuity shall be actuarially equivalent to the benefit that otherwise would be payable under the foregoing provisions of this Section
     3. Actuarial equivalence shall be determined using an interest rate, mortality table and other factors selected by the Committee. Payments under the Joint and Survivor Annuity shall commence on the Benefit Commencement Date. No other benefits shall be paid under this Plan with respect to a Participant who has made the election described in paragraph
     (a) above.

               (c) If a Participant, who has a vested interest under Section 3.2, dies after Termination of Service but at death is not receiving any Retirement Benefits under this Plan, the Surviving Spouse shall be entitled following the Participant's death to receive the survivor annuity portion of the Joint and Survivor Annuity for the life of the Surviving Spouse. If the Surviving Spouse dies during the ten-year period following the Participant's retirement, the beneficiary designated by the Participant or, if no beneficiary has been designated by the Participant, the Surviving Spouse's estate, shall be entitled following the Surviving Spouse's death to receive the survivor annuity portion of the Joint and Survivor Annuity for the remainder of such ten-year period following the Participant's retirement. The Participant shall be deemed to have retired on the day before the Participant's death.

               (d) The provisions of Sections 3.3(c), 3.4 and 3.5 shall not apply to any Participant who makes the Joint and Survivor Annuity election under this Section 3.7.

               (e) If a Participant's Benefit Commencement Date is within one year after the date on which the Board of Directors adopts the amendment to the Plan which includes this Section 3.7 (the `Adoption Date'), the Participant may make the election described in paragraph
     (a) above within 30 days following the Adoption Date."

2.   Section 4.3 of the Plan is amended in its entirety to read as follows:

          "4.3 RECIPIENTS OF PAYMENTS. All payments made by Tenet under this Plan shall be made to the Participant during the Participant's lifetime. All subsequent payments under the Plan shall be made by Tenet to the Participant's Surviving Spouse. Eligible Children or their guardian, if applicable, or the beneficiary designated by the Participant or the Surviving Spouse's estate, as the case may be.

3. Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

          "5.2 NO RIGHT TO ASSETS. Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of Tenet and its subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which Tenet, in its sole discretion, may set aside in anticipation of a liability thereunder. A Participant shall have only an unsecured contractual right to the amounts, if any, payable hereunder. Tenet may, in its sole discretion, establish a grantor trust subject to subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, to provide a source of funds to assist Tenet in the meeting of its obligations under the Plan. Any assets held in such trust shall be subject to the claims of general creditors of Tenet in accordance with the terms of such trust. Tenet shall have no obligation to pay any benefits under the Plan to the extent such benefits are provided from such trust."

     IN WITNESS WHEREOF, I have caused this certificate to be executed as of August 15, 1997.


                                   TENET HEALTHCARE CORPORATION



                                   By:  /s/ Scott M. Brown
                                        -------------------------
                                        Scott M. Brown, Secretary